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                                                                    EXHIBIT 21.1

                               TUT SYSTEMS, INC.

                                  SUBSIDIARIES

Xstreamis, Limited
One World Systems, Inc.
FreeGate Corporation
PublicPort, Inc.
Vintel Communications, Inc.